Exhibit 99.1

Marriott International Statement on Health of President and CEO Arne Sorenson

May 3, 2019

Bethesda, Maryland, May 3, 2019 /PRNewswire/ – Marriott International, Inc. (NASDAQ: MAR) today announced that President and CEO Arne Sorenson was diagnosed on Wednesday with stage 2 pancreatic cancer. Sorenson, 60, received the diagnosis from a medical team at Johns Hopkins Hospital in Baltimore after a series of tests. Sorenson will remain in his role while undergoing treatment.

In a message to Marriott International associates, Sorenson noted: “The cancer was discovered early. It does not appear to have spread and the medical team – and I – are confident that we can realistically aim for a complete cure. In the meantime, I intend to continue working at the company I love. Let me make one request, look ahead with me. We have great work underway at Marriott. I am as excited by what we can accomplish together as I have ever been.”

Sorenson’s treatment plan will begin next week with chemotherapy. His doctors anticipate surgery near year end 2019.

About Marriott International

Marriott International, Inc. (NASDAQ: MAR) is based in Bethesda, Maryland, USA, and encompasses a portfolio of more than 7,000 properties in 30 leading hotel brands spanning 130 countries and territories. Marriott operates and franchises hotels and licenses vacation ownership resorts all around the world. The company now offers one travel program, Marriott BonvoyTM, replacing Marriott Rewards®, The Ritz-Carlton Rewards®, and Starwood Preferred Guest®(SPG). For more information, please visit our website at www.marriott.com, and for the latest company news, visit www.marriottnewscenter.com. In addition, connect with us on Facebook and @MarriottIntl on Twitter and Instagram.

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